Exhibit 23.13

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 18, 2014, with respect to the consolidated financial statements of Fairfield Wind Manager, LLC as of June 30, 2014 and for the period from January 15, 2014 (date of inception) to June 30, 2014, included in the Registration Statement on Form S-1 and related Prospectus of Sol-Wind Renewable Power, LP for the registration of common units representing limited partnership interests.

/s/ Ernst & Young LLP
Hartford, Connecticut
January 20, 2015